Exhibit 10.36

Hewitt

Restricted Stock Unit Award Agreement (US)

Congratulations on your selection as a Participant in the Hewitt Associates, Inc. Global Stock and Incentive Compensation Plan (the “Plan”). This Award Agreement and the Plan together govern your rights under the Plan and set forth all of the conditions and limitations affecting such rights. Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement. For purposes of this Agreement, “Hewitt” means the Company, its Affiliates, and/or its Subsidiaries.

This Award Agreement refers to awards which are granted in the form of Restricted Stock Units (“Units”).

Overview of Your Restricted Stock Unit Award

1.	Date of Award: The Date of Award is the date you were awarded the Units as set forth in the personal statement accompanying the Award (“Date of Award”).

2.	Vesting Period: The Units shall vest in accordance with the schedule set forth in the personal statement accompanying the Award.

All restrictions shall lapse and the Units shall become one hundred percent (100%) vested upon your termination of employment due to death, provided you have continued in the employment of Hewitt through your date of death.

If you change your employment status from a full-time Employee to a part-time Employee, you will continue to vest in your Award if you work at least sixty percent (60%) of Hewitt’s Standard Work Time during the applicable Annual Vesting Period. If you work less than sixty percent (60%) of Hewitt’s Standard Work Time in an Annual Vesting Period, you will forfeit the portion of the Award related to such Annual Vesting Period. For purposes of this Award Agreement, “Standard Work Time” means forty (40) hours per week; provided, however, allowable time off (including, but not limited to, holidays and vacation) is included when calculating the forty (40) hours per week. For purposes herein, “Annual Vesting Period” means the one-year period prior to each vesting date set forth in the personal statement accompanying the Award.

If you take a leave of absence (i) for medical reasons (as determined in accordance with Hewitt’s disability plans—meaning you qualify for Disability benefits/salary continuation benefits), or (ii) in compliance with any state or federal family or medical leave law which requires Hewitt to continue to provide benefits under all Hewitt benefit plans, or (iii) which does not exceed twelve (12) weeks, you will continue to vest in your Award. If you take a leave of absence in excess of twelve (12) weeks (excluding allowable time off which includes, but is not limited to, holidays and vacation) during which you do not qualify for Disability benefits/salary continuation benefits or during which Hewitt is not required to continue to provide benefits under all Hewitt benefit plans (except for military service as described in the next sentence of this paragraph) during any Annual Vesting Period, you will forfeit the portion of the Award related to such Annual Vesting Period. Notwithstanding anything herein to the contrary, if you take a leave of absence for any service, voluntary or involuntary, in the Armed Forces of the United States, you will continue to vest in your Award. “Disability” for purposes of this Award Agreement, shall mean disability pursuant to the standards set forth in the Hewitt Associates LLC long-term disability plan.

3.	Termination of Employment for Other Reasons: In the event that your employment with Hewitt terminates for any reason other than those reasons set forth in Paragraph 2, all unvested Units you hold at the time of your employment termination shall be forfeited to the Company.

4.

Removal of Restrictions: As Units vest in accordance with Paragraphs 2, 6 and 7, the Units will be converted to Shares pursuant to this Award Agreement and shall become freely transferable. The Shares will be delivered to you by the Company as soon as practicable following the end of the applicable Vesting Period, but in no event shall delivery occur after the date which occurs 2  1/2 months after the end of the calendar year in which the Shares vest or 2  1/2 months following the end of the Company’s Fiscal Year in which the Shares vest, whichever is later.

5.	Voting Rights and Dividends: During the Vesting Period, you will not be able to exercise any voting rights with respect to the unvested Units but you shall receive a cash payment equal in value and paid at the same time owners of Shares receive dividends and other distributions paid with respect to a corresponding number of Shares.

6.	Change in Control: In the event of a Change in Control, all restrictions on the transferability of outstanding Awards of Units as set forth in this Award Agreement shall immediately lapse, and thereafter such Units will be converted to Shares and shall be freely transferable, subject to applicable federal, state, and local, domestic or foreign, securities laws. Not withstanding the above, if the Change in Control event is not considered a Change in Control under Section 409A and if the award is subject to Section 409A then the award or its cash equivalent will continue to vest and be settled at its regularly scheduled time.

7.	Sale of a Division: If there is a sale of a division of Hewitt and you are an Employee of such division whose employment by Hewitt is terminated as a result of the sale of said division, or you remain employed by Hewitt after the sale of the division but are terminated by Hewitt (other than a termination for Cause) within twenty-four (24) months of the sale of said division, any Vesting Period imposed on Units shall lapse upon your termination of employment. Such Units shall be converted into Shares and shall be freely transferable, subject to any applicable federal, state and local, domestic or foreign, securities laws. For purposes of this Award Agreement, “Cause” means:

(i)	Willful and continued failure to substantially perform your duties with Hewitt after a written demand for substantial performance is delivered to you that specifically identifies the manner in which Hewitt believes that you have willfully failed to substantially perform your duties, and after you have failed to resume substantial performance of your duties on a continuous basis within thirty (30) calendar days of receiving such demand;

(ii)	Willful engagement in conduct (other than conduct covered under (i) above) which is injurious to Hewitt, monetarily or otherwise;

(iii)	Breach of any fiduciary duty owed to Hewitt including without limitation, engaging in directly competitive acts while employed by Hewitt; or

(iv)	Conviction of, or plea of guilty or nolo contendere to, a felony.

For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the act, or failure to act, was in the best interests of Hewitt.

8.	Nontransferability: During the Vesting Period, Units awarded pursuant to this Award Agreement may not be transferred other than by will or by the laws of descent and distribution, except as provided in the Plan. If any transfer, whether voluntary or involuntary, of Units is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Units, your right to such Units shall be immediately forfeited to the Company, and this Award Agreement shall lapse.

9.	Requirements of Law: The awarding of Units under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

10.	Tax Withholding: Regardless of any action Hewitt and/or your employer (the “Employer”) takes with respect to any or all applicable federal, state, and local (domestic and foreign) taxes, social insurance contributions, payroll taxes, or other related tax withholding (“Tax-Related Items”) related to your participation in the Plan and legally applicable to you or deemed by Hewitt or the Employer to be an appropriate charge to you even if technically due by Hewitt or the Employer, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility (or that of your beneficiary) and may exceed the amount actually withheld by Hewitt or the Employer. You further acknowledge that Hewitt and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Units, including the grant or vesting of Units, the subsequent sale of Shares acquired pursuant to such vesting and the receipt of any dividends and/or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate your (or your beneficiary’s) liability for such Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that Hewitt and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event (federal, state, and local, domestic or foreign, required by law or regulation) arising as a result of this Award Agreement, you (or your beneficiary) shall pay or make adequate arrangements satisfactory to Hewitt or the Employer, to satisfy all Tax-Related Items. In this regard, you authorize Hewitt and/or the Employer, or their respective agents, at their discretion and pursuant to such procedures as Hewitt may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from any wages or other cash compensation paid to you by Hewitt and/or the Employer;

(ii)	withholding otherwise deliverable Shares to be issued upon vesting/settlement of the Units; or

(iii)	withholding from the proceeds of the sale of Shares acquired upon vesting/settlement of the Units either through a voluntary sale or through a mandatory sale arranged by Hewitt (on your behalf pursuant to this authorization).

To avoid negative accounting treatment, Hewitt may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts as described in Paragraph 11 of this Award Agreement or other applicable withholding rates. You shall pay to Hewitt and/or the Employer any amount of Tax-Related Items that Hewitt and/or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. Hewitt may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items as described in this Paragraph 10.

11.	Stock Withholding: With respect to withholding required upon any taxable event arising as a result of Units awarded hereunder, Hewitt, unless notified otherwise by you in writing within thirty (30) days prior to the taxable event, will satisfy the withholding requirement by withholding Shares having a Fair Market Value equal to the total minimum statutory tax required to be withheld on the transaction, unless prohibited by applicable law. Alternatively, or in addition, Hewitt may sell or arrange for the sale of Shares that you acquire to meet the withholding obligation.

12.	Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan. It is expressly understood that the Board is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

13.	No Right to Future Grants; No Right of Employment or Continued Employment; Extraordinary Item: In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time; (b) the grant is voluntary and occasional and does not create any contractual or other right to receive future grants or benefits in lieu of future grants even if grants have been made repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Hewitt and which is outside the scope of your employment contract, if any; (f) the grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Hewitt; (g) this grant shall not confer upon you any right to continuation of employment by Hewitt, nor shall this grant interfere in any way with the right of you or Hewitt to terminate your employment at any time; (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (i) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment, your right to receive Awards and vest in Awards under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under any federal, state, provincial, or local law (including but not limited to the Worker Adjustment and Retraining Notification Act); (j) Hewitt is not providing any tax, legal or financial advice, nor is Hewitt making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares; and (k) you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14.	Employee Data Privacy: You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer and Hewitt for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Hewitt and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in Hewitt, details of all Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data may be transferred to any third parties assisting Hewitt with the implementation, administration and management of the Plan. You understand the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize Hewitt and the recipients which may assist Hewitt (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may refuse or withdraw the consents herein by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

15.	Amendment to the Plan: The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect your rights under this Award Agreement, without your written approval or cause the settlement of any portion of your Award that is considered deferred compensation subject to Section 409A of the Code to be accelerated unless such acceleration does not result in penalties under Section 409A of the Code. Notwithstanding any provision in this Award Agreement to the contrary, the Board reserves the right, to the extent the Board deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan, the Award Agreement and/or your personal statement to ensure that all Awards made to Participants who are United States taxpayers are made in such a manner that either qualifies for exemption from or complies with Section 409A; provided; however, that the Company makes no representations that the Plan or this Award Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Plan or any Award Agreement granted thereunder.

16.	Successor: All obligations of the Company under the Plan and this Award Agreement, with respect to the Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17.	Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Illinois without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Illinois.

18.	Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.	Electronic Delivery: Hewitt may, in its sole discretion, decide to deliver any documents related to the Units or future Awards made under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Hewitt or a third party designated by Hewitt.

20.	Imposition of Other Requirements: Hewitt reserves the right to impose other requirements on your participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent Hewitt determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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